Filed Pursuant to Rule 424(b)(3)
Registration No. 333-161848

PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated October 29, 2009)

CALLAWAY GOLF COMPANY

1,400,000 Shares of 7.50% Series B Cumulative Perpetual Convertible Preferred Stock

Shares of Common Stock Issuable upon Conversion of the Series B Preferred Stock

This prospectus supplement no. 1 supplements our prospectus dated October 29, 2009 (the “prospectus”) relating to the resale from time to time by certain selling securityholders of up to (i) 1,400,000 shares of our 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, par value $0.01 per share and with a liquidation preference of $100 per share, which we refer to as the preferred stock, and (ii) 19,858,160 shares of our common stock, par value $0.01 per share, issuable upon conversion of the preferred stock.

You should read this prospectus supplement no. 1 in conjunction with the prospectus. This prospectus supplement no. 1 is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement no. 1 supersedes the information contained in the prospectus.

Investing in our securities involves risks that are described in the section entitled “Risk Factors” on page 6 of the prospectus and the risk factors incorporated therein by reference. You should carefully read and consider these risk factors before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The information appearing under the heading “Selling Securityholders” in the prospectus sets forth information with respect to the selling securityholders and the number of shares of preferred stock beneficially owned by such selling securityholders and the number of shares of preferred stock that may be offered pursuant to the prospectus, the number of shares of our common stock beneficially owned by such securityholders and the number of shares of common stock that may be offered pursuant to the prospectus. The information set forth below supplements the information previously listed in the prospectus and the prospectus is hereby supplemented by the addition or substitution, as applicable, of the following:

Name of Selling Securityholder(1)	Preferred Stock			Common Stock
	Number of shares beneficially owned and offered hereby(2)	Number of shares owned after completion of the offering(3)	Percent of shares beneficially owned after the offering	Number of shares beneficially owned and offered hereby(2)	Number of shares owned after completion of the offering(3)	Percent of shares beneficially owned after the offering(4)
Absolute Investment Advisers LLC	7,819	0	—	110,907	0	—
Acuity Master Fund Ltd.	30,000	0	—	425,532	0	—
AQR Delta Sapphire Fund, L.P.	14,150	0	—	200,709	0	—
Arkansas PERS	13,655	0	—	193,687	0	—
Basso Holdings Ltd.	57,923	0	—	821,603	0	—
ClearBridge Asset Management, Inc.(1)	39,100	0	—	554,610	2,256,172	3.5%
dbx Convertible Arbitrage 11 Fund	9,677	0	—	137,262	0	—
Epstein Combined Holdings LLC	60	0	—	851	0	—
Lazard Capital Markets, LLC(1)	48,580	0	—	689,078	0	—
SSI Hedged Convertible Income Fund, LP	9,481	0	—	134,482	0	—
SSI Hedged Convertible Opportunity Fund SPC	20,049	0	—	284,383	0	—
United Technologies Corporation Master Retirement Trust	7,321	0	—	103,843	0	—
Viacom Inc. Pension Plan Master Trust	653	0	—	9,262	0	—

(1)	The selling securityholders identified by reference to this footnote (1) have indicated that they are, or are affiliates of, registered broker-dealers. Selling securityholders that are affiliates of registered broker-dealers have represented that they acquired their securities in the ordinary course of business and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities. Selling securityholders that are registered broker-dealers are deemed underwriters.

(2)	Unless otherwise indicated, the selling securityholders may offer any or all of the preferred stock they beneficially own and the common stock issuable upon conversion of the preferred stock.

(3)	Assumes the sale of all shares of preferred stock and common stock offered pursuant to this prospectus.

(4)	Calculated based on Rule 13d-3 under the Exchange Act, based on 64,472,594 shares outstanding as of November 10, 2009. Unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding shares of our common stock following the sale of securities in the offering pursuant to this prospectus.

Information concerning the selling securityholders may change from time to time and any changed information will be set forth in additional prospectus supplements to the prospectus if and when necessary. In addition, the conversion rate and, therefore, the number of shares of common stock issuable upon conversion of the preferred stock, are subject to adjustment under certain circumstances.

The date of this prospectus supplement is November 13, 2009.

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